The information in this pricing supplement is not complete and may be changed.   This pricing supplement and the accompanying prospectus, prospectus supplement, and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated November 20, 2017

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•] Lock-In Notes due November 22, 2027 Linked to the Least Performing Index of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	November 20, 2017
Issue Date:	November 24, 2017
Final Valuation Date:*	November 17, 2027
Maturity Date:*	November 22, 2027
Observation Dates:*	The 17th of each February, May, August and November, beginning in February 2018 and ending on and including the Final Valuation Date
Reference Assets:	The S&P 500® Index (the “S&P 500 Index”), the Russell 2000® Index (the “Russell 2000 Index”) and the EURO STOXX 50® Index (the “EURO STOXX 50 Index”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level	Barrier Level	Coupon Barrier Level	Lock-In Level
	S&P 500 Index	SPX<Index>	2,578.85	1,289.43	2,320.97	2,965.68
	Russell 2000 Index	RTY<Index>	1,492.82	746.41	1,343.54	1,716.74
	EURO STOXX 50 Index	SX5E<Index>	3,547.46	1,773.73	3,192.71	4,079.58

The S&P 500 Index, the Russell 2000 Index and the EURO STOXX 50 Index are each referred to as an “Index” and collectively as the “Indices”
Lock-In Event:	A Lock-In Event will occur if the Closing Level of each Index on any Observation Date is equal to or greater than its Lock-In Level
Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows (in each case, in addition to any Coupon Payment that may be payable on the Maturity Date):

▪                   If (a) a Lock-In Event occurs or (b) a Lock-In Event does not occur but the Final Level of the Least Performing Index is equal to or greater than its Barrier Level, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                   If (a) a Lock-In Event has not occurred and (b) the Final Level of the Least Performing Index is less than its Barrier Level, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Index Return]

If a Lock-In Event does not occur, and if the Final Level of the Least Performing Index is less than the Barrier Level, you will be fully exposed to the negative performance of the Least Performing Index. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Coupon Payments and any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this preliminary pricing supplement.

 [Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	4.50%	95.50%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $955.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $905.00 and $919.00 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 4.50% of the principal amount of the Notes, or up to $45.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Coupon Payments:**

If a Lock-In Event has not occurred on any prior Observation Date, the Coupon Payment applicable to an Observation Date will be determined as follows:

▪                  If the Closing Level of any Index on the Observation Date is less than its Coupon Barrier Level, a Coupon Payment does not become payable and you will not receive any payment on the related Coupon Payment Date

▪                  If the Closing Level of each Index on the Observation Date is equal to or greater than its Coupon Barrier Level, the Coupon Payment (per $1,000 principal amount Note) applicable to that Observation Date and payable on the related Coupon Payment Date will be calculated as follows:

Contingent Coupon Amount x (1 +n),

where n means the number of Observation Dates from but excluding the previous Observation Date with respect to which a Coupon Payment became payable to but excluding the relevant Observation Date

The Coupon Payment payable on the Coupon Payment Date following the first Observation Date on which a Lock-In Event occurs will be calculated as set forth above. The Coupon Payment payable on each subsequent Coupon Payment Date will be equal to $16.25 per $1,000 principal amount Note (which is 1.625% of the principal amount per Note, or 6.50% per annum).

Contingent Coupon Amount:	$15.00 (which is 1.50% of the principal amount per Note, or 6.00% per annum)
Coupon Payment Date:	With respect to an Observation Date, the fifth business day following such Observation Date, provided that the Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date
Initial Level:***	With respect to an Index, the Closing Level on November 17, 2017, as set forth in the table above
Final Level:	With respect to an Index, the Closing Level on the Final Valuation Date
Coupon Barrier Level:	With respect to an Index, 90.00% of the Initial Level (rounded to two decimal places), as set forth in the table above
Barrier Level:	With respect to an Index, 50.00% of the Initial Level (rounded to two decimal places), as set forth in the table above
Lock-In Level:	With respect to an Index, 115.00% of the Initial Level (rounded to two decimal places), as set forth in the table above
Index Return:	With respect to an Index, an amount calculated as follows: Final Level – Initial Level Initial Level
Closing Level:	The term “Closing Level” has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement, rounded to two decimal places (if applicable)
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06744CMD0 / US06744CMD01

*                  Subject to postponement in the event of a Market Disruption Event, as described under “Additional Terms of the Notes” in this preliminary pricing supplement

**            For the avoidance of doubt, if a Lock-In Event occurs, a Coupon Payment of $16.25 per $1,000 principal amount Note will be payable on every remaining Coupon Payment Date, beginning with the Coupon Payment Date after the Coupon Payment Date following the first Observation Date on which a Lock-In Event occurs, regardless of the level of any Index at any time after the first occurrence of a Lock-In Event.

***      For the avoidance of doubt, the Initial Level of each Index is equal to the Closing Level on November 17, 2017 and is not related to the level of any Index at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this pricing supplement, refers to the date on which the Notes will initially be priced for sale to the public.

ADDITIONAL DOCUMENTS RELATED TO OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•      You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•      You understand and accept that any positive return on your investment will be limited to the Coupon Payments that you may receive on your Notes

•      You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•      You anticipate that a Lock-In Event will occur

•      You anticipate that, if a Lock-In Event does not occur, the level of each Index will nonetheless remain at or above its Coupon Barrier Level on each Observation Date and above its Barrier Level on the Final Valuation Date

•      You understand and accept the risks that if a Lock-In Event does not occur (a) a Coupon Payment will not become payable with respect to an Observation Date if the level of only one Index is less than its Coupon Barrier Level on that date (b) you will lose some or all of your principal if the Closing Level of only one Index on the Final Valuation Date is less than its Barrier Level

•      You understand and accept the risk that if a Coupon Payment does not become payable with respect to an Observation Date, you will receive the Coupon Payment that would have been payable for such date only if a Coupon Payment becomes payable with respect to a future Observation Date

•      You understand and accept the risk that, if a Lock-In Event does not occur, the payment at maturity will be based solely on the Index Return of the Least Performing Index

•      You are willing to accept the risks associated with an investment linked to the performance of the Indices

•      You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity

•      You are willing to assume our credit risk for all payments on the Notes

•      You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•      You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•      You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•      You seek an investment the return on which is not limited to the Coupon Payments that may be payable on the Notes

•      You anticipate that the level of at least one Index will decline or will not sufficiently appreciate such that that (a) a Lock-In Event does not occur, (b) the level of at least one Index is less than its Coupon Barrier Level on one or more Observation Dates and/or (c) the Final Level of at least one Index is less than its Barrier Level

•      You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Indices

•      You are unwilling or unable to accept the risk that negative performance of only one Index may cause you to not receive Coupon Payments and/or suffer a loss of principal at maturity, regardless of the performance of the other Indices

•      You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity

•      You are unwilling or unable to assume our credit risk for all payments on the Notes

•      You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

If a Lock-In Event has not previously occurred, the scheduled Observation Dates (including the Final Valuation Date), the Coupon Payment Dates and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

For the avoidance of doubt, none of the Observation Dates or related Coupon Payment Dates after the first Observation Date on which a Lock-In Event occurs (including the Final Valuation Dates) or the Maturity Date will be subject to postponement in the event of a Market Disruption Event because neither the payments on any subsequent Coupon Payment Date nor the payment at maturity will depend on the level of any Index at any time after the Observation Date on which a Lock-In Event first occurs.

In addition, each Index and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE WITH RESPECT TO A SERIES OF OBSERVATION DATES

The following examples demonstrate the Coupon Payments that may be payable with respect to a series of hypothetical Observation Dates. The numbers appearing in these tables and examples are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪      Hypothetical Initial Level for each Index: 100.00*

▪      Lock-In Level for each Index: 115.00 (115.00% of the hypothetical Initial Level set forth above)

▪      Coupon Barrier Level for each Index: 90.00 (90.00% of the hypothetical Initial Level set forth above)

▪      All Observation Dates shown in each example occur after the first Observation Date and prior to the Final Valuation Date

▪      A Lock-In Event has NOT occurred on any Observation Date prior to the first Observation Date shown in each example

▪      A Coupon Payment WAS paid on the last Coupon Payment Date preceding the first Observation Date shown in each example

The following examples are based strictly on a series of five consecutive hypothetical Observation Dates. This number has been chosen arbitrarily for ease of illustrating how Coupon Payments will be determined over the life of the Notes. There are a total of forty scheduled Observation Dates during the term of the Notes.

* The hypothetical Initial Level of 100.00, the hypothetical Lock-In Level of 115.00 and the hypothetical Coupon Barrier Level of 90.00 for each Index have been chosen for illustrative purposes only.  The Initial Level, Lock-In Level and Coupon Barrier Level for each Index are as set forth on the cover of this pricing supplement.

Example 1: A Lock-In Event does not occur but a Coupon Payment is payable with respect to each Observation Date.

	Closing Level
Observation Date	S&P 500 Index	Russell 2000 Index	EURO STOXX 50 Index	Coupon Payment on Related Coupon Payment Date (per $1,000 principal amount Note
1	95.00	125.00	150.00	$15.00
2	110.00	120.00	140.00	$15.00
3	105.00	140.00	135.00	$15.00
4	93.00	130.00	145.00	$15.00
5	99.00	140.00	120.00	$15.00

Because the Closing Level of at least one Index is less than its Lock-In Level on each Observation Date, a Lock-In Event does not occur.

Because the Closing Level of each Index is not less than its Coupon Barrier Level on each Observation Date, and because a Coupon Payment was paid on the last Coupon Payment Date prior to the first Observation Date in this example, the Coupon Payment applicable to each such Observation Date is equal to $15.00 per $1,000 principal amount Note, calculated as follows:

Contingent Coupon Amount x (1 + n)

$15.00 x (1 + 0) = $15.00

Example 2: A Lock-In Event does not occur and a Coupon Payment is payable with respect to only some Observation Dates.

	Closing Level
Observation Date	S&P 500 Index	Russell 2000 Index	EURO STOXX 50 Index	Coupon Payment on Related Coupon Payment Date (per $1,000 principal amount Note
1	95.00	105.00	150.00	$15.00
2	95.00	80.00	140.00	N/A
3	80.00	95.00	120.00	N/A
4	110.00	100.00	95.00	$45.00
5	75.00	80.00	110.00	N/A

Because the Closing Level of at least one Index is less than its Lock-In Level on each Observation Date, a Lock-In Event does not occur.

Because the Closing Level of each Index is not less than its Coupon Barrier Level on the first Observation Date in this example, and because a Coupon Payment was paid on the last Coupon Payment Date prior to such first Observation Date, the Coupon Payment applicable to the first Observation Date is equal to $15.00 per $1,000 principal amount Note, calculated as follows:

Contingent Coupon Amount x (1 + n)

$15.00 x (1 + 0) = $15.00

Because a Coupon Payment is not payable with respect to either of the second or third Observation Dates in this example but is payable with respect to the fourth Observation Date, the Coupon Payment applicable to the fourth Observation Date is equal to $45.00 per $1,000 principal amount Note, calculated as follows:

Contingent Coupon Amount x (1 + n)

$15.00 x (1 + 2) = $45.00

You will not receive any further payments on the Notes, other than the payment at maturity, unless a Coupon Payment becomes payable with respect to an Observation Date that occurs after the fifth Observation Date shown in this example.

Example 3: A Lock-In Event does not occur and no Coupon Payments are payable with respect to any Observation Dates.

	Closing Level
Observation Date	S&P 500 Index	Russell 2000 Index	EURO STOXX 50 Index	Coupon Payment on Related Coupon Payment Date (per $1,000 principal amount Note
1	95.00	80.00	150.00	N/A
2	95.00	80.00	110.00	N/A
3	80.00	95.00	85.00	N/A
4	70.00	90.00	115.00	N/A
5	100.00	70.00	80.00	N/A

Because the Closing Level of at least one Index is less than its Lock-In Level on each Observation Date, a Lock-In Event does not occur. Because the Closing Level of at least one Index is less than its Coupon Barrier Level on every Observation Date in this example, no Coupon Payments are payable with respect to any of the Observation Dates.

You will not receive any further payments on the Notes, other than the payment at maturity, unless a Coupon Payment becomes payable with respect to an Observation Date that occurs after the fifth Observation Date shown in this example.

Example 4: A Lock-In Event occurs.

	Closing Level
Observation Date	S&P 500 Index	Russell 2000 Index	EURO STOXX 50 Index	Coupon Payment on Related Coupon Payment Date (per $1,000 principal amount Note
1	95.00	85.00	120.00	N/A
2	135.00	140.00	150.00	$30.00
3				$16.25
4				$16.25
5				$16.25

Because a Coupon Payment is not payable with respect the first Observation Date but is payable with respect to the second Observation Date, the Coupon Payment applicable to the second Observation Date is equal to $30.00 per $1,000 principal amount Note, calculated as follows:

Contingent Coupon Amount x (1 + n)

$15.00 x (1 + 1) = $30.00

Because the Closing Level of each Index on the second Observation Date is equal to or greater than its Lock-In Level, a Lock-In Event occurs on such date. Accordingly, you will receive a Coupon Payment of $16.25 per $1,000 principal amount Note on every Coupon Payment Date beginning with the Coupon Payment Date following the third Observation Date shown in this example and ending on and including the Maturity Date, regardless of the level of any Index at any time following the occurrence of the Lock-In Event.

The examples above are intended solely to illustrate how Coupon Payments will be determined over the course of a series of hypothetical Observation Dates and do not relate to how the payment at maturity will be calculated. If a Lock-In Event does not occur, you may lose some or all of your principal at maturity. Please see “Hypothetical Examples of Amounts Payable at Maturity” below for additional information.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates a hypothetical range of payments that you may receive at maturity (excluding the final Coupon Payment that may be payable on the Notes) under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The following examples do not take into account any tax consequences from investing in the Notes.  These examples also make the following key assumptions:

▪                  Hypothetical Initial Level of each Index: 100.00*

▪                  Coupon Barrier Level for each Index: 90.00 (90.00% of the hypothetical Initial Level set forth above)

▪                  Barrier Level for each Index: 50.00 (50.00% of the hypothetical Initial Level set forth above)

* The hypothetical Initial Level of 100.00, the hypothetical Coupon Barrier Level of 90.00 and the hypothetical Barrier Level of 50.00 for each Index have been chosen for illustrative purposes only. The Initial Level, Coupon Barrier Level and Barrier Level for each Index are as set forth on the cover of this pricing supplement.

Final Level			Index Return				Payment at Maturity**
S&P 500 Index	Russell 2000 Index	EURO STOXX 50 Index	S&P 500 Index	Russell 2000 Index	EURO STOXX 50 Index	Least Performing Index	Lock-In Event Does Not Occur	Lock-In Event Occurs
150.00	155.00	175.00	50.00%	55.00%	75.00%	50.00%	$1,000.00	$1,000.00
142.00	145.00	140.00	42.00%	45.00%	40.00%	40.00%	$1,000.00	$1,000.00
140.00	130.00	150.00	40.00%	30.00%	50.00%	30.00%	$1,000.00	$1,000.00
130.00	125.00	120.00	30.00%	25.00%	20.00%	20.00%	$1,000.00	$1,000.00
110.00	115.00	120.00	10.00%	15.00%	20.00%	10.00%	$1,000.00	$1,000.00
102.00	110.00	100.00	2.00%	10.00%	0.00%	0.00%	$1,000.00	$1,000.00
125.00	90.00	130.00	25.00%	-10.00%	30.00%	-10.00%	$1,000.00	$1,000.00
90.00	102.00	80.00	-10.00%	2.00%	-20.00%	-20.00%	$1,000.00	$1,000.00
100.00	95.00	70.00	0.00%	-5.00%	-30.00%	-30.00%	$1,000.00	$1,000.00
135.00	60.00	90.00	35.00%	-40.00%	-10.00%	-40.00%	$1,000.00	$1,000.00
55.00	50.00	135.00	-45.00%	-50.00%	35.00%	-50.00%	$1,000.00	$1,000.00
95.00	40.00	150.00	-5.00%	-60.00%	50.00%	-60.00%	$400.00	$1,000.00
40.00	30.00	145.00	-60.00%	-70.00%	45.00%	-70.00%	$300.00	$1,000.00
50.00	40.00	20.00	-50.00%	-60.00%	-80.00%	-80.00%	$200.00	$1,000.00
55.00	10.00	95.00	-45.00%	-90.00%	-5.00%	-90.00%	$100.00	$1,000.00
60.00	102.00	0.00	-40.00%	2.00%	-100.00%	-100.00%	$0.00	$1,000.00

** per $1,000 principal amount Note, excluding the final Contingent Coupon (if one is payable on the Maturity Date)

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the S&P 500 Index is 110.00, the Final Level of the Russell 2000 Index is 115.00 and the Final Level of the EURO STOXX 50 Index is 120.00.

Because the S&P 500 Index has the lowest Index Return, the S&P 500 Index is the Least Performing Index.  Because the Final Level of the Least Performing Index is greater than its Initial Level (and, accordingly, not less than its Barrier Level), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold, regardless of whether a Lock-In Event ever occurs. You will also receive the Coupon Payment that will otherwise be payable on the Maturity Date.

Example 2: The Final Level of the S&P 500 Index is 125.00, the Final Level of the Russell 2000 Index is 90.00 and the Final Level of the EURO STOXX 50 Index is 130.00.

Because the Russell 2000 Index has the lowest Index Return, the Russell 2000 Index is the Least Performing Index.  Because the Final Level of the Least Performing Index is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold, regardless of whether a Lock-In Event ever occurs. You will also receive the Coupon Payment that will otherwise be payable on the Maturity Date.

Example 3: The Final Level of the S&P 500 Index is 90.00, the Final Level of the Russell 2000 Index is 102.00 and the Final Level of the EURO STOXX 50 Index is 80.00.

Because the EURO STOXX 50 Index has the lowest Index Return, the EURO STOXX 50 Index is the Least Performing Index.  Because the Final Level of the Least Performing Index is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note, regardless of whether a Lock-In Event ever occurs.

Because, however, the Final Level of at least one Index is less than its Coupon Barrier Level, you will not receive a Coupon Payment on the Maturity Date.

Example 4: The Final Level of the S&P 500 Index is 95.00, the Final Level of the Russell 2000 Index is 40.00, the Final Level of the EURO STOXX 50 Index is 150.00 and a Lock-In Event occurs.

Because a Lock-In Event occurs, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note, regardless of the level of any Index on the Final Valuation Date. In addition, you will receive the Coupon Payment that will otherwise be payable on the Maturity Date.

Example 5: The Final Level of the S&P 500 Index is 95.00, the Final Level of the Russell 2000 Index is 40.00, the Final Level of the EURO STOXX 50 Index is 150.00 and a Lock-In Event does NOT occur.

Because the Russell 2000 Index has the lowest Index Return, the Russell 2000 Index is the Least Performing Index.  Because a Lock-In Event does not occur, and because the Final Level of the Least Performing Index is less than its Barrier Level, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Index Return of Least Performing Index]

$1,000 + [$1,000 x -60.00%] = $400.00

In addition, because the Final Level of at least one Index is less than its Coupon Barrier Level, you will not receive a Coupon Payment on the Maturity Date.

Example 6: The Final Level of the S&P 500 Index is 40.00, the Final Level of the Russell 2000 Index is 30.00, the Final Level of the EURO STOXX 50 Index is 145.00 and a Lock-In Event does NOT occur.

Because the Russell 2000 Index has the lowest Index Return, the Russell 2000 Index is the Least Performing Index.  Because a Lock-In Event occurs, and because the Final Level of the Least Performing Index is less than its Barrier Level, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Index Return of Least Performing Index]

$1,000 + [$1,000 x -70.00%] = $300.00

In addition, because the Final Level of at least one Index is less than its Coupon Barrier Level, you will not receive a Coupon Payment on the Maturity Date.

Examples 5 and 6 above demonstrate that, if a Lock-In Event does not occur, and if the Final Level of the Least Performing Index is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Index. You will not benefit in any way from the Index Return of the other Indices being higher than the Index Return of the Least Performing Index.

If a Lock-In Event does not occur, you may lose up to 100% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Indices or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  If a Lock-In Event does not occur, and if the Final Level of the Least Performing Index is less than its Barrier Level, your Notes will be fully exposed to the negative performance of such Index and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Coupon Payments—The positive return on the Notes is limited to the Coupon Payments, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the level of any Index and you will not receive more than the principal amount of your Notes at maturity (plus the final Coupon Payment, if one is payable) even if the Index Return of one or more Indices is positive. The total amount of Coupon Payments that you receive may be as low as zero, as described immediately below.

•                  You May Not Receive any Coupon Payments on the Notes—Unless a Lock-In Event occurs, you will receive a Coupon Payment on a Coupon Payment Date only if the Closing Level of each Index on the related Observation Date is equal to or greater than its respective Coupon Barrier Level. If a Lock-In Event has not occurred, and if the Closing Level of any Index on an Observation Date is less than its Coupon Barrier Level, you will not receive a Coupon Payment on the related Coupon Payment Date. If a Coupon Payment does not become payable with respect to an Observation Date, you will never receive the amount that would have otherwise been payable with respect to that Observation Date unless a Coupon Payment does become payable on any subsequent Observation Date.

Because each Index must close at or above its Coupon Barrier Level on an Observation Date in order for Coupon Payment to become payable (unless a Lock-In Event has occurred), it is more likely that you will not receive Coupon Payments than would have been the case had the Notes been linked to only one of the Indices. If a Lock-In Event does not occur, and if the Closing Level of at least one Index is less than its respective Coupon Barrier Level on each Observation Date, you will not receive any Coupon Payments during the term of the Notes.

•                  The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The potential Coupon Payments on the Notes are based on a number of factors, including the expected volatility of the Indices. Both the Contingent Coupon Amount and the Coupon Payment amount that will apply if a Lock-In Event occurs are higher than the fixed rate that we would pay on a conventional debt security of the same tenor and are higher than they otherwise would have been had the expected volatility of the Indices been lower. As volatility of an Index increases, there will typically be a greater likelihood that (a) the Closing Level of that Index on one or more Observation Dates will be less than its Coupon Barrier Level, (b) the Closing Level of that Index will fail to close at or above its Lock-In Level on any Observation Date and (c) the Final Level of that Index will be less than its Barrier Level.

Accordingly, you should understand that potential Coupon Payments on the Notes reflect, among other things, an indication of a greater likelihood that you will (a) not receive Coupon Payments with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had such potential Coupon Payment amounts been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Coupon Payments and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                  If a Lock-In Event Does not Occur, the Payment at Maturity is not Based on the Level of Any Index at any Time Other than the Closing Level of the Least Performing Index on the Final Valuation Date—The Final Levels and Index Returns will be based solely on the Closing Levels of the Indices on the Final Valuation Date. Accordingly, if a Lock-In Event does not occur, and if the level of the Least Performing Index drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the level of such Index at a time prior to such drop.

If a Lock-In Event does not occur, your payment at maturity will be based solely on the Index Return of the Least Performing Index. If a Lock-In Event does not occur and the Final Level of the Least Performing Index is less than the Barrier Level applicable to such Index, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Index Returns of the other Indices being higher than the Index Return of the Least Performing Index.

•                  A Lock-In Event Will Occur Only if the Closing Level of Each Index Equals or Exceeds its Lock-In Level on an Observation Date— The determination of whether a Lock-In Event ever occurs will depend solely on the Closing Levels of the Indices on each Observation Date. Because the Lock-In Level for each Index is equal to 115% of its Initial Level, each Index will have to appreciate by at least 15% from its Initial Level to its Closing Level on the same Observation Date for a Lock-In Event to occur. At a time when the level of one Index is increasing, the levels of the other Indices may not increase as much or may even decline. If the Closing Level of any Index on an Observation Date is less than the Lock-In Level for that Index, a Lock-In Event will not occur on such date. If a Lock-In Event never occurs, you will receive a lower amount of Coupon Payments (and as low as zero) than you would have had a Lock-In Event occurred and you may lose some or all of your principal at maturity, as described above.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Coupon Payments and any payment at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities underlying the Indices would have.

•                  Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The level of each Index has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes. The historical correlation between the Indices is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Index.

•                  The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—The component securities of the EURO STOXX 50 Index are issued by non-U.S. issuers. Securities issued by non-U.S. companies in non-U.S. securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes.  The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  The Notes do Not Provide Direct Exposure to Fluctuations in Exchange Rates Between the U.S. dollar and the euro—The components of the EURO STOXX 50 Index are non-U.S. securities denominated in euro. Because the level of the EURO STOXX 50 Index is also calculated in euro (and not in U.S. dollars), the performance of the EURO STOXX 50 Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. You will not benefit from any appreciation of the euro relative to the U.S. dollar, which you would have had you owned the securities underlying the EURO STOXX 50 Index directly.

•                  The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Indices or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Indices and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Indices and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the levels of the Indices and the market prices of the components of each Index;

o                the expected volatility of the Indices and the components of each Index;

o                the time to maturity of the Notes;

o                the dividend rate on the stocks underlying the Indices;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDICES

The S&P 500® Index

The S&P 500 Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.

Beginning in June 2016, U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA or Bats EDGX were added to the universe of securities that are eligible for inclusion in the S&P 500 Index and, effective March 10, 2017, the minimum unadjusted company market capitalization for potential additions to the S&P 500 Index was increased to $6.1 billion from $5.3 billion. As of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500 Index, but securities already included in the S&P 500 Index have been grandfathered and are not affected by this change. For more information about the S&P 500 Index, please see “Indices—The S&P U.S. Indices” in the accompanying index supplement.

Historical Performance of the S&P 500 Index

The table below shows the high, low and final Closing Level of the S&P 500 Index for each of the periods noted below.  The graph below sets forth the historical performance of the S&P 500 Index based on daily Closing Levels from January 1, 2012 through November 17, 2017.  We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
March 31, 2015	2,117.39	1,992.67	2,067.89
June 30, 2015	2,130.82	2,057.64	2,063.11
September 30, 2015	2,128.28	1,867.61	1,920.03
December 31, 2015	2,109.79	1,923.82	2,043.94
March 31, 2016	2,063.95	1,829.08	2,059.74
June 30, 2016	2,119.12	2,000.54	2,098.86
September 30, 2016	2,190.15	2,088.55	2,168.27
December 31, 2016	2,271.72	2,085.18	2,238.83
March 31, 2017	2,395.96	2,257.83	2,362.72
June 30, 2017	2,453.46	2,328.95	2,423.41
September 30, 2017	2,519.36	2,409.75	2,519.36
November 17, 2017*	2,594.38	2,529.12	2,578.85

* For the period beginning on October 1, 2017 and ending on November 17, 2017

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For more information about the Russell 2000 Index, please see “Indices—The Russell Indices” in the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Levels of the Russell 2000 Index for each of the periods noted below. The graph below sets forth the historical performance of the Russell 2000 Index based on daily Closing Levels from January 1, 2012 through November 17, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
June 30, 2016	1,188.95	1,089.65	1,151.92
September 30, 2016	1,263.44	1,139.45	1,251.65
December 31, 2016	1,388.07	1,156.89	1,357.13
March 31, 2017	1,413.64	1,345.60	1,385.92
June 30, 2017	1,425.98	1,345.24	1,415.36
September 30, 2017	1,490.86	1,356.91	1,490.86
November 17, 2017*	1,512.09	1,464.09	1,492.82

* For the period beginning on October 1, 2017 and ending on November 17, 2017

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The EURO STOXX 50® Index

The EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders in terms of free-float market capitalization from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more information about the EURO STOXX 50 Index, please see “Indices—The EURO STOXX 50 Index” in the accompanying index supplement.

Historical Performance of the EURO STOXX 50 Index

The table below shows the high, low and final Closing Levels of the EURO STOXX 50 Index for each of the periods noted below. The graph below graph sets forth the historical performance of the EURO STOXX 50 Index based on daily Closing Levels from January 1, 2012 through November 17, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	2,608.42	2,286.45	2,477.28
June 30, 2012	2,501.18	2,068.66	2,264.72
September 30, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.87	2,511.83	2,602.59
September 30, 2013	2,936.20	2,570.76	2,893.15
December 31, 2013	3,111.37	2,902.12	3,109.00
March 31, 2014	3,172.43	2,962.49	3,161.60
June 30, 2014	3,314.80	3,091.52	3,228.24
September 30, 2014	3,289.75	3,006.83	3,225.93
December 31, 2014	3,277.38	2,874.65	3,146.43
March 31, 2015	3,731.35	3,007.91	3,697.38
June 30, 2015	3,828.78	3,424.30	3,424.30
September 30, 2015	3,686.58	3,019.34	3,100.67
December 31, 2015	3,506.45	3,069.05	3,267.52
March 31, 2016	3,178.01	2,680.35	3,004.93
June 30, 2016	3,151.69	2,697.44	2,864.74
September 30, 2016	3,091.66	2,761.37	3,002.24
December 31, 2016	3,290.52	2,954.53	3,290.52
March 31, 2017	3,500.93	3,230.68	3,500.93
June 30, 2017	3,658.79	3,409.78	3,441.88
September 30, 2017	3,594.85	3,388.22	3,594.85
November 17, 2017*	3,697.40	3,545.72	3,547.46

* For the period beginning on October 1, 2017 and ending on November 17, 2017

Historical Performance of the EURO STOXX 50 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, in the absence of a Lock-In Event, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, and in the absence of a Lock-In Event, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming contingent coupon payments are properly treated as ordinary income, consistent with the position referred to above).  This gain or loss should be long-term capital gain or loss if you hold the Notes for more than one year, whether or not you are an initial purchaser of the Notes at the issue price.  The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a contingent coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a determination date but that can be attributed to an expected contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

Lock-In Event. Due to the lack of governing authority, our special tax counsel is unable to opine as to whether or how a Lock-In Event may affect the tax treatment of the Notes. If a Lock-In Event occurs, it is possible that, under current law, you would be treated as exchanging the Notes for debt instruments. In that event, you would likely be required to recognize capital gain (if any) upon the occurrence of the Lock-In Event, and the tax treatment of the Notes after the Lock-In Event would be significantly affected. In particular, if the Notes have more than one year remaining to maturity, the Notes could be subject to the original issue discount (“OID”) provisions of the Internal Revenue Code of 1986, as amended, and you could be required to recognize ordinary interest income on the Notes in amounts exceeding actual coupon payments received. To the extent that we have reporting responsibility, we currently intend to treat the occurrence of a Lock-In Event as an exchange of a Note for a debt instrument.

You should consult your tax advisor regarding the U.S. federal income tax consequences of the occurrence of a Lock-In Event.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.